EXHIBIT 99.2


          Harris Teeter To Purchase 50 U-Scan(R) Self-Checkout Systems
                              From Optimal Robotics


           -- U-Scan(R)Systems to enhance checkout at Harris Teeter --


Montreal, Quebec (January 31, 2001) - Optimal Robotics Corp. (NASDAQ: OPMR), North America's leading provider of retail self-checkout systems, today announced that Harris Teeter has signed a contract to purchase and install 50 U-Scan(R) self-checkout systems.

"We are very proud that Harris Teeter is expanding it's self-checkout service and that it has selected U-Scan(R) as its product of choice," said Henry M. Karp, president and chief operating officer of Optimal Robotics. "Harris Teeter is one of the leading supermarket companies in the country and we look forward to having more of their customers enjoy the convenience of U-Scan(R), as do hundreds of millions of shoppers throughout America."

Harris Teeter, Inc., with headquarters in Matthews, North Carolina, is ranked one of the top 50 largest supermarkets in the United States with FY2000 sales of $2.3 billion. The grocery store chain employs about 17,000 people at its 160 stores in North and South Carolina, Virginia, Georgia, Tennessee and Florida.

Optimal Robotics Corp. is the leading provider of self-checkout systems to retailers in North America. The Company's principal product is U-Scan(R), an automated self-checkout system which enables shoppers to scan, bag and pay for their purchases with limited or no assistance from store personnel. U-Scan(R), which processed over 150 million shopper transactions in 2000, is designed to reduce retailer checkout costs and increase shoppers' convenience.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal with the Securities and Exchange Commission. Optimal disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.